Tortoise Capital Resources Corp. Withdraws its Election to be Treated as a Business Development Company

Sep 21, 2011 - LEAWOOD, Kan.--(BUSINESS WIRE)-- Tortoise Capital Resources Corp. (NYSE: TTO) today announced that it filed with the Securities and Exchange Commission the withdrawal of its election to be treated as a business development company. TTO is now focusing on making real asset investments in the U.S. energy infrastructure sector rather than making investments in securities. If TTO finds sufficient, suitable, REIT-qualifying investments during the remainder of 2011 and holds them for calendar year 2012, then TTO could qualify as a REIT for the 2012 tax year. The change follows the earlier authorization by a majority vote at the company's annual stockholder meeting held on April 8, 2011 to enable TTO to make such change at the appropriate time.

"We believe that TTO can provide public market investors with access to the desirable investment characteristics of the infrastructure asset class, in an investor-friendly REIT structure," said Chief Executive Officer David Schulte. "Our belief is that our risk and return characteristics can then be compared favorably to utilities and other REITs."

About Tortoise Capital Resources Corp.

Tortoise Capital Resources Corp. (NYSE: TTO) is focused on real asset acquisitions primarily in the U.S. energy infrastructure sector. Tortoise entered into a consulting agreement with Corridor Energy LLC to identify, analyze and finance potential investments for TTO in real estate investment trust (REIT) qualifying assets. For more information, visit www.corridorenergy.com.

About Tortoise Capital Advisors, LLC

Tortoise Capital Advisors, LLC is an investment manager specializing in managing portfolios of MLPs and other energy companies. As of Aug. 31, 2011 the adviser had approximately $6.5 billion of assets under management in five NYSE-listed investment companies, TTO, an open-end fund and private accounts. For more information, visit www.tortoiseadvisors.com.

Safe Harbor Statement

This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Forward-Looking Statement

This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although the company and Tortoise Capital Advisors believe that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the company's reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, the company and Tortoise Capital Advisors do not assume a duty to update this forward-looking statement. Any distribution paid in the future to our stockholders will depend on the actual performance of the company's investments, its costs of leverage and other operating expenses and will be subject to the approval of the company's Board and compliance with asset coverage requirements of the Investment Company Act of 1940 and the leverage covenants.

Tortoise Capital Advisors, LLC
Pam Kearney, 866-362-9331
Investor Relations
pkearney@tortoiseadvisors.com